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                                                                Exhibit 3.6

                       MORNING PRIDE MANUFACTURING L.L.C.
                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT

     This Limited Liability Company Operating Agreement (AGREEMENT) is adopted as of July 31, 1998, by Norcross Safety Products L.L.C., a Delaware limited liability company (NSP), as the initial member (together with any subsequently admitted member, the MEMBERS).

                                    ARTICLE 1

                                  ORGANIZATION

     1.1. FORMATION. The Members have formed Morning Pride Manufacturing L.L.C., a Delaware limited liability company (the COMPANY) pursuant to the Delaware limited liability Company Act (the ACT). The Members authorized Douglas
E. Glick to file the Company's Certificate of Formation which Certificate of Formation was filed with the Delaware Secretary of State on July 27, 1998.

     1.2. NAME. The Company shall operate under the name Morning Pride Manufacturing L.L.C. or such other name as the Board of Managers from time to time may select.

     1.3. PRINCIPAL OFFICE. The principal office of the Company shall be located at 1136 Second Street, Rock Island, Illinois 61204-7208 or such other location as the Board of Managers may determine.

     1.4. PURPOSES. The purposes of the Company are to carry on any or all lawful businesses, purposes or activities for which limited liability companies may be organized under the Act.

     1.5. POWERS. The Company shall possess and may exercise all powers and privileges granted by Delaware law to limited liability companies, and all powers incidental thereto, to the extent necessary or convenient to the conduct of its business, purposes or activities.

     1.6. TERM. The Company commenced as a limited liability company upon the filing of its Certificate of Formation in the office of the Secretary of State of Delaware and shall continue in perpetuity unless terminated as provided below.

     1.7. DEFINITIONS. Defined words or phrases are in italics the first time they appear. Except as otherwise specified, definitions are contained in Article 2.

                                    ARTICLE 2

                                   DEFINITIONS

     The terms set forth below shall have the following meanings in this
Agreement:

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     ADJUSTED CAPITAL ACCOUNT DEFICIT means (for United States federal income tax purposes) with respect to any Member the deficit balance, if any, in such Member's Capital Account as of the end of any calendar year after giving effect to the following adjustments:

               (a) Credit to such Capital Account the sum of (i) any amount which such Member is obligated to restore to such Capital Account pursuant to any provision of this Agreement, plus (ii) an amount equal to such Member's share of Company Minimum Gain as determined under Regulation
     Section 1.704-2(g)(1) and such Member's share of Member Nonrecourse Debt Minimum Gain as determined under Regulation Section 1.704-2(i)(5), plus
     (iii) any amounts which such Member is deemed to be obligated to restore pursuant to Regulation Section 1.704-1(b)(2)(ii)(c); and

               (b) Debit to such Capital Account the items described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

     CAPITAL ACCOUNTS means the Capital Accounts of the Members established in accordance with Section 6.1 hereof.

     CAPITAL CONTRIBUTIONS means the amount of cash and the Asset Value of any property other than cash contributed to the Company by a Member in accordance with Article 4 hereof.

     CODE means the Internal Revenue Code of 1986, as from time to time amended. A reference to a Section of the Code shall refer to the corresponding provision of any successor statute.

     JOINDER AGREEMENT means an agreement substantially in the form of the attached Schedule B.

     PROFITS and LOSSES for any calendar year or other period means an amount equal to the Company's taxable income for United States federal income tax purposes for such year or period determined in accordance with Code Section 703(a) and the Regulations thereunder with the following adjustments:

               (a) All items of income, gain, loss, and deduction of the Company required to be stated separately shall be included in taxable income or loss;

               (b) Income of the Company exempt from United States federal income tax shall be treated as taxable income;

               (c) Expenditures of the Company described in Code Section 705(a)(2)(B) or treated as such expenditures under Regulation Section 1.704-1(b)(2)(iv)(i) shall be subtracted from taxable income; and

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               (d) Items which are specially allocated under Section 63 of this
     Agreement shall not be taken into account.

     REGULATIONS means the United States federal income tax regulations, including temporary (but not proposed) regulations, promulgated under the Code.

     TRANSFER means any disposition; directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, by intestacy, will, trust, or estate distribution, or INTER VIVOS action, including any sale, gift, pledge, encumbrance or other creation of a security interest, attachment, the creation of any interest in the Company or distribution from the Company for the benefit of creditors.

     UNIT means an interest in the Company.

                                    ARTICLE 3

                                   MANAGEMENT

     3.1. MANAGEMENT OF COMPANY AFFAIRS. The Company shall be managed by its Board of Managers. Notwithstanding any other provisions of this Section 3.1, for so long as NSP owns greater than 50% of the Units owned by Members, the Managers of NSP shall serve as the Board of Managers of the Company. The initial Managers shall be Robert A. Peterson, David F. Myers and Edward Levy, who will serve as such until they are removed, resign or otherwise cease to act as managers of NSP. The Members, at any time may, but need not, appoint an additional Manager or Managers of the Company as provided below. A Manager may be selected or removed at any time by Members owning more than 50% of the Units owned by Members (including, for this purpose, such Units owned by the Manager to be removed). A Manager may resign at any time by written notice to the Members. In the event that a Manager is removed or otherwise ceases to be a Manager, the Members owning more than 50% of the Units may, but need not, appoint a successor. In the event all of the Managers are removed or otherwise cease to be Managers, the Members owning more than 50% of the Units shall appoint at least one new Manager of the Company. Except as specifically provided otherwise, an action or decision of a majority of the Board of Managers shall be as effective as if made by all Managers. Any action or decision may be taken by the Board of Managers without a meeting if a consent in writing, setting forth the action or decision so taken, is signed by all of the Managers. To facilitate management, the signature of any Manager shall be sufficient to bind the Company and no third party need inquire into the authority of a Manager to bind the Company. The Managers and the Members agree not to take any action to bind the Company except in accordance with this Agreement.

     3.2. AUTHORITY OF MANAGERS. The Board of Managers is authorized on behalf of the Company to do all things which, in its sole judgment, are necessary or desirable to carry out the purposes of the Company, including:

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               (a) To approve overall strategy as presented by officers of the
     Company;

               (b) To appoint officers of the Company;

               (c) To expend Company funds or to borrow as the Board of Managers deems appropriate for the conduct of the Company's business;

               (d) To collect obligations payable to the Company and take any lawful means for the recovery thereof by legal process or otherwise, and to execute and deliver a satisfaction and release therefor, together with the right to compromise any claim;

               (e) To invest and reinvest available funds in investments that, in the judgment of the Board of Managers, are consistent with the purposes and objectives of the Company;

               (f) To vote or give proxies to vote any stock or other voting security, to exercise management rights as a general partner or as a manager or member of a limited liability company, and to enter into or oppose, alone or with others, voting trusts, mergers, consolidations, foreclosures, liquidations, reorganizations or other changes in the financial structure of any business organization or buy-sell, stock restriction or stock redemption agreement;

               (g) To lease, sell, exchange, pledge, encumber or grant an option for the sale of all or any portion of the real and personal property of the Company, at such rental, price or amount for each, and upon such other terms, as the Board of Managers deems proper;

               (h) To perform all of the Company's obligations under any agreement entered into by the Company;

               (i) To select and retain accountants, attorneys and other advisers (including investment advisers and property managers) to provide services for the Company;

               (j) To execute, acknowledge and deliver any and all instruments to effectuate the foregoing; and

               (k) To take any other action deemed necessary or desirable by the Board of Managers to carry out the purposes, affairs and business of the Company.

     3.3. OFFICERS. The Board of Managers may delegate its management responsibility to Company officers as follows:

               (a) OFFICERS. The officers of the Company shall be a president and a secretary. The Board of Managers may also choose a chairman of the board, one or more vice-chairmen, one or more vice presidents, a treasurer, and one or more assistant secretaries and assistant treasurers, and such additional officers and agents as the Board of Managers

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     may deem necessary from time to time. Any two or more offices may be held by the same person, except that no person shall serve simultaneously both as president and as secretary or assistant secretary. Those officers chosen by the Board of Managers shall have such authority and shall perform such duties as the Board of Managers from time to time may prescribe.

               (b) CHIEF EXECUTIVE OFFICER. The Board of Managers shall designate the chief executive officer of the Company. The chief executive officer shall be the principal executive officer of the Company and shall in general supervise and control all of the business and affairs of the Company, unless otherwise provided by the Board of Managers.

               (c) ELECTIONS AND TERM OF OFFICE. The officers of the Company shall be appointed by the Board of Managers. Each officer shall hold office until a successor shall have been elected and qualified, until such officer's earlier death or resignation, or until such officer's removal in the manner provided below.

               (d) REMOVAL. Any officer or agent of the Company may be removed by the Board of Managers whenever in its judgment the best interests of the Company would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

               (e) VACANCIES. A vacancy in any office of the Company because of death, resignation, removal, disqualification or otherwise may be filled by the Board of Managers.

     3.4. COMPENSATION. The Managers and officers may be paid reasonable compensation for services rendered to the Company and shall be reimbursed for any expense properly incurred on behalf of the Company, all as determined by the Board of Managers.

     3.5. RELATED PARTY TRANSACTIONS. The Board of Managers may cause the Company to obtain products or services from a Member or from entities controlling, controlled by or under common control with a Member and to pay such Member or entities reasonable fees for such products and services.

     3.6. BOOKS AND RECORDS. The Company's books and records shall be maintained by the Board of Managers at the principal office of the Company and shall reflect clearly and accurately all transactions and other matters relative to the Company's activities as are usually maintained for similar activities.

     3.7. TAX MATTERS PARTNER. NSP shall be the Company's Tax Matters Partner as defined in Code Section 6231(a)(7). The Board of Managers at any time may appoint a new Tax Matters Partner who shall be a Member and who shall act at the direction of the Board of Managers.

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     3.8.    ACCOUNTING CONVENTIONS. The Company shall keep its accounting records and shall report its income for income tax purposes on a calendar year basis using such method of accounting as the Board of Managers shall determine.

                                    ARTICLE 4

                              CAPITAL CONTRIBUTIONS

     4.1. COMPANY UNITS. The capital of the Company shall be divided into Units, which shall not be evidenced by certificates issued by the Company.

     4.2. INITIAL CAPITAL CONTRIBUTIONS. The initial Members shall make Capital Contributions and receive Units as shown on Schedule A.

     4.3. ADMISSION OF NEW MEMBERS. A person may be admitted as a new Member with the approval of all Members and completion of the procedures of paragraph 4.4, on making the appropriate capital contribution and signing a Joinder Agreement. Notwithstanding the foregoing, William and Mary Grilliot (the GRANTEES), as grantees under that certain Option Agreement, dated as of July 31, 1998, between the Company and the Grantees may be admitted as Members upon the exercise of their option to purchase Units under such Agreement.

     4.4. ADDITIONAL CAPITAL CONTRIBUTIONS. No Member shall be required to make any Capital Contribution in addition to that Member's initial Capital Contribution. If the Board of Managers determines that an additional Capital Contribution is required and no new Member is to be admitted in exchange for a Capital Contribution under paragraph 4.3, each Member shall have the right to contribute the same proportion of the additional capital as the number of the Member's Units bears to the total number of Units owned by each Member who exercises the right to contribute. The Company shall issue an appropriate number of Units in exchange for such contribution.

                                    ARTICLE 5

                                  DISTRIBUTIONS

     The Company shall make distributions to the Members as determined from time to time by the Board of Managers.

                                    ARTICLE 6

                                   ALLOCATIONS

     6.1. CAPITAL ACCOUNTS. A Capital Account shall be maintained for each Member in accordance with Regulation Sections 1.704-1(b) and 1.704-2 and to which the following provision applies to the extent not inconsistent with such
Regulation:

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               (a) There shall be credited to each Member's Capital Account (i)
     such Member's Capital Contributions; (ii) such Member's distributive share of Profits; (iii) any items of income or gain specially allocated to such Member under Section 6.3 of this Agreement; and (iv) the amount of any Company liabilities (determined as provided in Code Section 752(c) and the Regulations thereunder) assumed by such Member or to which property distributed to such Member is subject;

               (b) There shall be debited to each Member's Capital Account (i) the amount of money and the Asset Value of any property distributed or paid as a redemption to such Member pursuant to this Agreement; (ii) such Member's distributive share of Losses; (iii) any items of expense or loss which are specially allocated to such Member under Section 6.3 of this Agreement, and (iv) the amount of liabilities (determined as provided in Code Section 752(c) and the Regulations thereunder) of such Member assumed by the Company or to which property contributed to the Company by such Member is subject; and

               (c) The Capital Account of any transferee shall include the appropriate portion of the Capital Account of the Member from which the transferee's Units were obtained.

     The Members intend the Capital Accounts be maintained in accordance with Regulation Sections 1.704-1(b) and 1.704-2, and to accomplish that purpose the Board of Managers is authorized to modify the manner in which the Capital Accounts are maintained and adjustments thereto are computed, and to make any appropriate adjustments thereto, so that Capital Account balances will be maintained consistent with such Regulation, provided that such modifications and adjustments will not materially affect the amount distributed to any Member upon dissolution of the Company.

     6.2.    Allocations of Profits and Losses.

               (a) ALLOCATION OF PROFITS. Profits for a period shall be allocated ratably to the holders of Units.

               (b) ALLOCATION OF LOSSES. Losses for a period shall be allocated ratably to the Unit holders.

               (c) AUTHORITY TO VARY ALLOCATIONS. The Board of Managers has the authority to vary these allocations to the extent necessary to comply with federal income tax laws.

     6.3.    Special Allocations.

               (a) LIMITATION ON LOSSES. Notwithstanding any other provision of this Agreement, Losses allocated to any Member pursuant to this Agreement shall not exceed the maximum amount of Losses that may be allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of the tax year for which the allocation is made. Any Loss that cannot be allocated to a Member as a result of the

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     limitation contained in this subsection (a) shall be allocated to the other
     Members to the extent possible; provided, however, that the Board of Managers shall have the authority to specifically allocate items of Company income and gain for subsequent years in an amount and manner sufficient to offset the Loss so allocated to the other Members.

               (b) MINIMUM GAIN CHARGEBACK. Notwithstanding any other provision of this Article 6, if there is a net decrease in Company Minimum Gain (as defined in Regulation Section 1.704-2(d)) during any Company tax year, then each Member shall be allocated such amount of income and gain for such year (and subsequent years, if necessary) determined under and in the manner required by Regulation Section 1.704-2(g)(1) and (g)(3) as is necessary to meet the requirements for a minimum gain chargeback as provided in Regulation Section 1.704-2(f).

               (c) MEMBER NONRECOURSE DEBT MINIMUM GAIN CHARGEBACK. Notwithstanding any other provision of this Article 6 except Section 6.3(b), if there is a net decrease in Member Nonrecourse Debt Minimum Gain (as determined in accordance with Regulation Section 1.704-2(i)(5)) attributable to a Member Nonrecourse Debt (as defined in Regulation Section 1.704-2(b)(4)) during any tax year, any Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt determined in accordance with Regulation Section 1.704-2(i)(5) shall be allocated such amount of income and gain for such year (and subsequent years, if necessary) determined under and in the manner required by Regulation Section 1.704-2(i)(4) as is necessary to meet the requirements for a minimum gain chargeback as is provided in that Regulation.

               (d) QUALIFIED INCOME OFFSET. If a Member unexpectedly receives any adjustment, allocation or distribution described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted
     Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this subsection (c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 6.3 of this Agreement tentatively have been made as if this subsection (d) were not in this Agreement.

               (e) CODE SECTION 754 ADJUSTMENT. To the extent that an adjustment to the Basis of any asset pursuant to Code Section 734(b) or Code Section 743(b) is required to be taken into account in determining Capital Accounts as provided in Regulation Section 1.704-1(b)(2)(iv)(m), the adjustment shall be treated (if an increase) as an item of gain or (if a decrease) as an item of loss, and such gain or loss shall be allocated to the Members consistent with the allocation of the adjustment pursuant to such Regulation.

               (f) NONRECOURSE DEDUCTIONS. Nonrecourse Deductions (as determined under Regulation Section 1.704-2(c)) for any tax year shall be allocated to the Members ratably in accordance with their Unit ownership.

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               (g) MEMBER NONRECOURSE DEDUCTIONS. Any Member Nonrecourse
     Deduction (as defined in Regulation Section 1.704-2(i)(2)) shall be allocated pursuant to Regulation Section 1.704-2(i) to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which it is attributable.

               (h) PURPOSE AND APPLICATION. The purpose and the intent of the special allocations provided for in this Section 6.3 are to comply with the provisions of Regulations Section 1.704-1(b) and Section 1.704-2, and such special allocations are to be made so as to accomplish that result. However, to the extent possible, the Board of Managers in allocating items of income, gain, loss, or deduction among the Members shall take into account the special allocations in such a manner that the net amount of allocations to each Member shall be the same as such Member's distributive share of Profits and Losses would have been had the events requiring the special allocations not taken place. The Board of Managers shall apply the provisions of this Section 6.3 in whatever order they reasonably believe will minimize any economic distortion that otherwise might result from the application of the special allocations.

               (i) TAX ALLOCATIONS. The Members' distributive shares of all items of Company income, gain, loss, and deduction are the same as their distributive shares of Company Profits and Losses.

                                    ARTICLE 7

                            TRANSFERS AND WITHDRAWALS

     7.1. TRANSFERS TO MEMBERS. A Unit may be Transferred to any Member at any time.

     7.2. REGISTERED TRANSFERS TO OTHERS. Any unit may be Transferred to any transferee other than a Member only if the transferor first offers to the Company and then to the other Members the right to purchase all such Units proposed to the Transferred (OFFERED UNITS) at the price and the terms set forth below:

               (a) THIRD PARTY SALES. If the proposed Transfer is a sale to a person or an entity that is not a Member, the transferor shall provide written notice (ORIGINAL NOTICE) to the Company of the identity of the proposed transferee and the date, price and terms of the proposed Transfer at least 30 days before the date of the proposed sale. The Board of Managers then may cause the Company to purchase all, but not less than all, of the Offered Units on the terms and conditions set forth below, or, within 15 days of receiving the Original Notice, provide all the Members written notice of their option to purchase among any one or more of the Members all, but not less than all, of the Offered Units and the terms and conditions of sale. The Company or the Members may exercise their options to purchase all, but not less than all, of the Offered Units by giving written notice to the transferor within 25 days after the Company receives the Original Notice. If the Members offer to purchase more than the Offered Units, the Offered Units shall be

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     purchased by each purchasing Member in the same proportion as that
     Member's number of Units of the same class, if any, otherwise as that Member's Capital Account balance, bears to the aggregate number of Units of the same class owned by, or to the aggregate Capital Account balances of, as the case may be, the Members exercising their options to purchase under this subparagraph, or as they otherwise may agree. The purchase of the Offered Units shall be on the same terms and conditions of the proposed sale and shall occur within 120 days of the Original Notice.

               (b) OTHER TRANSFERS. If the proposed Transfer is an involuntary conveyance for any reason, including as a result of the bankruptcy, liquidation, dissolution or death of a Member, the transferor (or the personal representative, in the case of decedent, or the Board of Managers on the transferor's behalf) shall provide written notice (ORIGINAL NOTICE) to the Company of the identity of the proposed transferee and the date and terms of the proposed Transfer. Within 45 days after receipt of the Original Notice, the Board of Managers shall determine the fair market value of the Offered Units as described in subparagraph 7.2(c) and shall give the Members written notice thereof (VALUE NOTICE). The Board of Managers then may cause the Company to elect to purchase all, but not less than all, of the Offered Units on the terms and conditions set forth below, or, within 15 days after the date of the Value Notice, provide all the Members written notice of their option to purchase among any one or more of the Members all, but not less than all, of the Offered Units at the Units fair market value. The Company or the Members may exercise their options to purchase the Offered Units by giving written notice to the transferor within 45 days after the date of the Value Notice. If the Members offer to purchase more than the Offered Units, the Offered Units shall be purchased by each purchasing Member in the same proportion as that Member's number of Units of the same class, if any, otherwise as that Member's Capital Account balance, bears to the aggregate number of Units of the same class owned by, or to the aggregate Capital Account balances of, as the case may be, the Members exercising their options to purchase under this subparagraph, or as they otherwise may agree. The purchase price shall be the fair market value of the Units determined as provided in subparagraph 7.2(c) to be paid within 120 days of the Original Notice.

               (c) FAIR MARKET VALUE. The fair market value of a Unit for purposes of this Agreement shall be the amount agreed upon between the holder and the Company or, in the absence of agreement, the amount determined by an independent appraiser selected by the Company and reasonably acceptable to the holder. The fees of any such independent appraiser shall be paid by the Company.

               (d) COMPLETION OF PROPOSED TRANSFER. If the options described above are not exercised in full, the proposed Transfer of the Units may occur on the date and on the same terms and conditions as set forth in the Original Notice. Subsequent Transfers of those Units shall be subject to the provisions of this Article 7.

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               (e) RIGHTS OF TRANSFEREES. A transferee of Units who is not a
     Member shall become a Member only with the approval of all Members and on signing a Joinder Agreement.

     7.3. SECURITIES LAW TRANSFER RESTRICTIONS. All Members acknowledge that the Units have not been registered under the Securities Act of 1973, as amended (the 1933 ACT), in reliance on applicable exemptions. Therefore, the Members hereby agree that Units shall be nontransferable, except in compliance with the 1933 Act and applicable state securities laws, and any Transfer not in compliance shall be void. As an additional condition precedent to the Transfer of any Units, the Board of Managers may require an opinion of counsel satisfactory to the Board of Managers that such Transfer will be made in compliance with the 1933 Act and applicable state securities laws and such transferor shall be responsible for paying any attorneys' fees incurred in connection with the opinion.

     7.4. UNAUTHORIZED TRANSFERS. The transferor shall be deemed to have provided the Original Notice as described in subparagraph 7.2 on the date on which the Company receives notice of any Transfer not permitted under this Agreement.

     7.5. RIGHTS OF ASSIGNEES. A transferee of Units who is not admitted as a Member shall have only the rights of an assignee. An assignee of Units who is not a Member shall not be entitled to interfere in the management of the Company's affairs, vote, receive any information of Company transactions or inspect the Company books. The assignee shall merely be entitled to receive, in accordance with the terms of the assignment, the distributions to which the assignor otherwise would be entitled.

                                    ARTICLE 8

                        RIGHTS AND OBLIGATIONS OF MEMBERS

     8.1. LIABILITY OF MEMBERS. Except as otherwise agreed with creditors, no Member, as such, shall be liable for the satisfaction of Company obligations.

     8.2. MANAGEMENT RESPONSIBILITY. Except as otherwise specifically provided, all management responsibility is vested in the Board of Managers. No Member, as such, shall take part in the management of the activities of the Company.

     8.3. MEMBERS' MEETING. There shall be at least one meeting of the Members each year, which shall be scheduled by the Managers (and which may be held jointly with a meeting of the members of NSP). Additional meetings of the Members shall be called by the Managers on the request of Members owning Units representing, in the aggregate, not less than twenty-five percent (25%) of the total Units owned by Members. In addition to the Members, holders of instruments convertible into or exercisable for Units shall be invited to attend (but not vote at) the meetings of Members. Written notice of any meeting of the Members shall be given, personally or by mail, to each Member and invitee not less than three (3) days prior to the

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meeting, except as otherwise required by the Act. Such notice shall state the place, date and hour of the meeting.

     8.4.    INDEMNIFICATION.

               (a) Any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a Manager, Member, officer, employee or agent of the Company, or is or was serving at the request of the Company as a member, manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the Company against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that (i) such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company or
     (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

               (b) The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was Manager, Member, officer, employee or agent of the Company, or is or was serving at the request of the Company as a member, manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the Company, unless, and only to the extent that, the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

               (c) To the extent that a Manager, Member, officer, employee or agent of the Company has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subparagraphs 8.4(a) and 8.4(b) above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by such person in connection therewith.

               (d) Any indemnification under subparagraphs 8.4(a) and 8.4(b) above (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Manager, Member, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in such subparagraphs. Such determination shall be made by a vote of the Members owning a majority of the Units.

               (e) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Members in the specific case upon receipt of an undertaking by or on behalf of the Manager, Member, officer, employee or agent to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the Company as authorized in this paragraph 8.4.

               (f) The indemnification provided by this paragraph 8.4 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement, or otherwise.

                                    ARTICLE 9

                       COMPANY DISSOLUTION AND LIQUIDATION

     9.1. DISSOLUTION OF COMPANY. Unless the Company's shall have been sooner dissolved in accordance with the provisions of the Act, the Company shall dissolve on the earlier of:

               (a) the ninetieth (90th) day following the bankruptcy, death, dissolution, expulsion, incapacity or withdrawal of any Member, unless at least a majority of the capital interests and a majority of the interests in profits of all surviving Members are sooner voted in favor of the continuation of the Company; or

               (b) December 31, 2035.

     9.2.    DISSOLUTION PROCEDURES.

               (a) On dissolution of the Company, the Board of Managers, or, if none, the remaining Members, or, if none, a liquidator selected by the assignees owning more than 50% of the outstanding Units, shall immediately commence to wind up the Company's affairs. The holders shall continue to share profits and losses during the period of liquidation in accordance with Article 6 hereof.

               (b) Following the payment of or provision for all debts and liabilities of the Company and all expenses of liquidation, and subject to the right of the Board of Managers or the Members or the liquidator, as the case may be, to set up such cash reserves as they decide shall be reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, the proceeds of the liquidation and any other funds (or other remaining assets) of the Company shall be distributed, in cash or in kind or partly in each, to the Members as provided in Article 5 hereof.

               (c) Each Member shall look solely to the assets of the Company for all distributions with respect to the Company and its Capital Contribution thereto and share of profits or losses thereof, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member.

               (d) Upon the completion of the liquidation of the Company and the distribution of all Company funds and other assets, the Company shall terminate and the Board of Managers, or, if none, the Members shall have the authority to file a Certificate of Cancellation with the Delaware Secretary of State as well as any and all other documents required to effectuate the dissolution and termination of the Company.

                                   ARTICLE 10

                                  MISCELLANEOUS

     10.1. WAIVER OF PARTITION. Each Member hereby waives any right to seek a court decree of dissolution of partition or to seek the appointment by a court of a liquidator for the Company.

     10.2. RIGHT TO DISTRIBUTION IN KIND. No Member shall have any right to demand or receive any particular property on liquidation of the Company or to demand the return of the Member's Capital Contribution to the Company. The property to be received by any Unit holder on liquidation of the Company shall be determined by the Board of Managers.

     10.3. INTEGRATED AGREEMENT. This Agreement constitutes the entire agreement among the parties. It supersedes any prior agreements, negotiations or understandings among them, and it may be amended only as provided in Article 11.

     10.4. BINDING AGREEMENT. This Agreement shall bind the successors and assigns of the parties hereto.

     10.5. GOVERNING LAW. Except as otherwise specifically provided, Delaware law shall govern this Agreement and all questions arising hereunder.

     10.6. NOTICES. All notices, offers and acceptances and other communications hereunder required to be in writing shall be delivered in person, by telecopy with confirmation or by overnight delivery service with receipt, or shall be deposited in the United States Mail, postage prepaid, by certified or registered mail, return receipt requested, to the address shown on Schedule A. A communication shall be deemed received: (i) if by personal delivery, on the date delivered, (ii) if by telecopy, on the date confirmed, (iii) if by overnight delivery service, on the date delivered and (iv) if by mail, five days after mailing.

     10.7. POWER OF ATTORNEY. Each of the Members does hereby irrevocably appoint the chief executive officer of the Company as the Member's attorney with full power and authority for such Member to execute, swear to, acknowledge, deliver and file or record in the appropriate public offices (i) all Articles, certificates, and other instruments (including counterparts of this Agreement), and all amendments thereto which the Board of Managers deems appropriate to qualify, or to the continue the qualification of, the Company as a limited liability company in any jurisdiction in which the Company has operations, (ii) all instruments that the Board of Managers deems appropriate to reflect any modification of this Agreement, (iii) all conveyances and other instruments that the Board of Managers deems appropriate to reflect the dissolution and winding up of the Company, and (iv) all forms of consent that may be appropriate to admit a new Member and all other instruments that the Board of Managers deems appropriate relating to the admission of a new Member. The foregoing Power of Attorney is irrevocable and a power coupled with an interest and shall survive the death, dissolution or legal termination of a Member.

     10.8. COUNTERPARTS. This Agreement may be executed in multiple counterparts.

                                   ARTICLE 11

                                   AMENDMENTS

     This Agreement shall not be amended to change any Unit holder's share of liabilities or distributions without the consent of such holder. Subject to the preceding sentence, this Agreement may be amended with the consent of Members owning more than 50% of the Units. The Board of Managers shall amend Schedule A of this Agreement to reflect admissions and withdrawals of Members, Transfers of Units, Capital Contributions (including tax basis and agreed value) and redemptions of Units.

     This Agreement is executed as of the date first written above by the Members.

                                           NORCROSS SAFETY PRODUCTS L.L.C.


                                            /s/ Robert A. Peterson
                                           -------------------------------
                                           By:  Robert A. Peterson
                                           Its: Chief Executive officer

                                   SCHEDULE A

                             INITIAL CAPITALIZATION

                                    Initial Capital Contribution
                                    ----------------------------
            Member
            ------                           Agreed Value          Units
                                             ------------          -----
Norcross Safety Products L.L.C.              $ 2,000,000           333,333